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                                 EXHIBIT 23.1

The Board of Directors
Natural MicroSystems Corporation:

We consent to incorporation by reference in the registration statement (No. 333-09135) on Form S-8 of Natural MicroSystems Corporation of our report dated January 14, 1997, relating to the consolidated balance sheets of Natural MicroSystems Corporation as of December 31, 1996, and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flow for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of Natural MicroSystems Corporation.

                                    KPMG PEAT MARWICK LLP


Boston, MA
March 26, 1997